EXHIBIT 99.3

F E L C O R	FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933 P 972.444.4900 F 972.444.4949 www.felcor.com NYSE: FCH
L O D G I N G
T R U S T

For Immediate Release:

FELCOR LODGING TRUST ANNOUNCES ANDREW J. WELCH AS

CHIEF FINANCIAL OFFICER

IRVING, Texas...February 7, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), today announced Andrew J. Welch as Executive Vice President and Chief Financial Officer. He succeeds Richard A. Smith.

“We are extremely pleased to appoint Andy as FelCor’s Chief Financial Officer,” said Richard A. Smith, who has become FelCor’s President and CEO. “His extensive experience in capital markets activity and debt and equity transactions is known throughout the industry and he has a proven track record.”

“I look forward to partnering with Rick and the FelCor management team in my new role. Our Company is well positioned to continue to benefit from strong lodging fundamentals and take advantage of opportunities that become available,” said Mr. Welch.

Mr. Welch was most recently Senior Vice President and Treasurer of FelCor. In his role, he had been responsible for the Company’s corporate finance, capital markets and treasury activities. Since joining FelCor, Mr. Welch has negotiated and closed on more than $6.5 billion in capital raising transactions.

Mr. Welch joined FelCor in 1998, at the time FelCor acquired Bristol Hotel Company. Prior to FelCor, he served as Vice President and Treasurer for Bristol from August 1997. For approximately

13 years prior to joining Bristol, Mr. Welch was responsible for originating investment banking and corporate banking business with Bank of America, N.A. and Citibank, N.A.

Mr. Welch received a Bachelor of Business Administration degree from the University of Kansas and a Master in Business Administration degree from Southern Methodist University. Mr. Welch currently serves on the University of Kansas’ School of Business Board of Advisors.

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 117 hotels, located in 28 states and Canada. FelCor owns 64 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(92) 444-4912	sschafer@felcor.com

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